Exhibit 10.5
MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April __, 2018 by and between RMX RESOURCES, LLC, a Texas limited liability company (the “Company”), and ROYALE ENERGY, INC., a Delaware corporation (“Royale”).
W I T N E S S E T H:
WHEREAS, on the date hereof, Royale and CIC RMX LP (“CIC”), Royale Energy Funds, Inc. and Matrix Oil Management Corporation are entering into the Limited Liability Company Agreement of the Company (the “Company Agreement”); and
WHEREAS, the Company desires to engage Royale to provide the Services (as hereinafter defined) in connection with the business of the Company, and Royale is willing to provide the Services, in each case upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the terms and conditions contained herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
 DEFINITIONS
SECTION 1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:
“Audited Financial Statements” means annual financial statements of the Company for each fiscal year of the Company beginning the year ended December 31, 2018, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, which have been audited by a firm of independent public accountants selected by the Company.
“Bankruptcy Event” means the occurrence of any of the following events with respect to Royale: (i) voluntarily filing a petition in bankruptcy or making an assignment for the benefit of the creditors, (ii) filing a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation relating to bankruptcy or insolvency, or (iii) taking any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator or any substantial part of its properties and assets.
“Contributed Assets” has the meaning set forth in that certain Subscription and Contribution Agreement of even date herewith among the Company, on the one hand, and CIC RMX LP, Royale, Royale Energy Funds, Inc. and Matrix Oil Management Corporation, as the Purchasers on the other.

“Employment Agreement” means that certain Employment Agreement dated as of March 29, 2018 by and between the Company and Jonathan Gregory and all amendments, modifications, renewals, extensions and restatements thereof.
“Retained Office Rent” means the rent and other charges by the landlord incurred by the Company arising from the lease of commercial office space currently occupied by the Company (i) at 459 West Road, La Habra Heights, California and (ii) in the Sansinena Field.
“Operations Real Estate Costs” means all costs, charges, taxes and liabilities associated with the lease or use of real property currently utilized by the Company (including but not limited to commercial office space in Pismo, California and Denver, Colorado), other than amounts owed to lessors of oil and gas property under customary leases of minerals.
“Reserve Report” means a report, in form and substance satisfactory to the Company, dated as of December 31 of each year beginning December 31, 2018, prepared by an independent third party engineering firm acceptable to the Company in its sole discretion, addressed to the Company with respect to all oil and gas properties owned by the Company which report shall (a) specify the location, quantity, and type of the estimated proven reserves attributable to such properties, (b) contain a projection of the rate of production of such properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of hydrocarbons from such proven reserves based on product price and cost escalation assumptions specified by the Company and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Company.
“Services” means
i)	accounting and other back office services, including, without limitation, billing and invoicing, books and record keeping, payroll, revenue and royalty distribution;

ii)	contract administration, financial reporting;

iii)	full time services of Robert Rainbolt or another qualified oil and gas landman approved by Company;

iv)	full time services of a controller reasonably satisfactory to the Company dedicated to providing the Services;

v)	information technology and data processing services, regulatory and compliance support;

vi)	providing office supplies and other consumables which are reasonably or ordinarily necessary for the foregoing;

vii)	miscellaneous administration and overhead services and support necessary or reasonably convenient to support management of the Contributed Assets by the

Chief Executive Officer of the Company and his subordinates consistent with past practice; and

viii)
arranging for  and engaging, at the expense and for the benefit of the Company, such accountants, attorneys, technical consultants, independent engineering firms,  banks, transfer agents, custodians, underwriters, insurance companies and other Persons as may from time to time be reasonably necessary for the conduct of the business of the Company associated with the Contributed Assets, including, without limitation, the completion and delivery of the Audited Financial Statements and the Reserve Report; and

ix)
maintenance of books and records, preparing reports and reviewing and validating or certifying any other information which Royale reasonably requires of the Company, as an affiliates of Royale, by virtue of Royale’s status as a company with securities registered under the Securities Exchange Act of 1934, as amended.

“Termination Event” means any of the following events: (i) a reasonable determination by the Board that Royale has (x) engaged in conduct in connection with the performance of the Services that constitutes gross negligence, fraud or willful misconduct or (y) committed a material breach of any of the terms of this Agreement, which breach shall not have been either cured within 30 days after notice thereof shall have been given to Royale or waived by the Board, (ii) the occurrence of a Bankruptcy Event with respect to Royale(iii) material breach by the Company of any of the terms of this Agreement, which breach shall not have been either cured within 30 days after notice thereof shall have been given to the Company or waived by Royale, or (iv) any date on or after March 31, 2019 as designated by either party to the other party in not less than 90 days’ written notice to Royale.
SECTION 1.2          Other Defined Terms.  Each of the terms in the table below has the meaning set forth in the provision of this Agreement identified opposite such term in such table.  All other capitalized terms used herein without definition have the respective meanings assigned to them in the Company Agreement.
Term	Provision
Agreement	Introductory Paragraph
Audit Right	Article VIII
Royale	Introductory Paragraph
Royale Indemnitees	Section 5.2
Company	Introductory Paragraph
Company Agreement	Recitals
Company Indemnitees	Section 5.1
Indemnitee	Section 5.3(a)
Indemnitor	Section 5.3(a)
Term	Section 7.1

SECTION 1.3          Company Elections.  CIC shall have sole, absolute and exclusive power, authority and discretion to approve or direct actions to be taken by or on behalf of the Company with respect to any claims or other remedies that the Company may be entitled to assert against

Royale pursuant to this Agreement.  Any direction or decisions by CIC with respect to such matters shall not require the vote of the Board but instead shall be made by CIC in the best interests of the Company, as determined in CIC’s sole reasonable discretion.
ARTICLE II
 SERVICES
SECTION 2.1          General Responsibilities; Standard of Care.
(a)            Services. During the Term of this Agreement, Royale shall provide the Services and all personnel, office facilities, consumables and other resources and services necessary to perform the Services other than direct field level and other joint interest billable charges incurred under the Joint Operating Agreement.
(b)          Standard of Care.  All Services shall be performed by Royale promptly and using the degree of care, diligence, skill and prudence that would be expected from a prudent and experienced management services provider under the same or similar circumstances.  In addition, Royale shall perform the Services in conformity with any oral or written directions provided to it from time to time by the Board that are not inconsistent with the provisions of this Agreement or the Company Agreement or the provisions of applicable Law.  Nothing in this Agreement shall affect (whether by increasing or diminishing or otherwise altering) any obligations of Royale to the Company or its Members arising under or in connection with the Company Agreement.
(c)          Personnel.  In addition to the services of specific individuals described in Section 1.1 above, Royale shall assure that personnel in sufficient numbers and with sufficient professional skills are available to perform the Services promptly and in a professional manner consistent with industry practices.  In addition, during the Term of this Agreement, Royale shall assure that Stephen Hosmer is reasonably available during normal business hours for consultation with the Company and to provide advice and assistance to the Company relating to its obligations hereunder, except for times during which Mr. Hosmer is absent from the office for vacation and personal days, consistent with past practice.  In the event that the Company shall request, Royale shall promptly replace any personnel performing the Services who the Company reasonably believes lack sufficient skills or commitment to perform the Services in a manner consistent with this Agreement.
(d)          Nondiscrimination.  Royale shall perform the Services as first priority and without discrimination with respect to attending to its own business.
(e)          Payment.  To the extent that providing the Services requires that Royale advance funds to the Company or any third party, it shall do so promptly, provided that total advances which have not been reimbursed by the Company do not exceed $20,000 in any calendar month.
SECTION 2.2          Commingling of Assets and Avoidance of Liens.  Royale shall separately maintain and not commingle the properties and assets of the Company with the properties and assets of Royale or any other Person.  Royale shall not permit, by its action or inaction, to exist any Liens against the Company Assets by reason of claims of mechanics, materialmen or similar claimants for work, labor or materials furnished to or on behalf of the Company, unless such Liens are incurred in good faith in the ordinary course of business and secure obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate Proceedings; provided, however, that Royale shall promptly provide written notice to the Company of any such contested Liens.  If the Company has available funds in an amount sufficient to satisfy a Lien described in the preceding sentence, then Royale shall take appropriate steps to cause the amounts due to be paid and to otherwise remove promptly such Lien from the Company Assets pursuant to the requirements of applicable Law.
SECTION 2.3          Internal Controls. As part of the Services, Royale shall design and maintain a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of the Company for external purposes in accordance with GAAP including those policies that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of officers and the Board of Managers of the Company (as applicable); and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
SECTION 2.4          Further Assurances.  The Company shall take or cause to be taken all actions and to, or cause to be done all such things as Royale may reasonably request in connection with the provision of the Services including, without limitation, providing all information and data reasonably requested by Royale in connection with the delivery and preparation of the Audited Financial Statements and the Reserve Report.
ARTICLE III
 COMPENSATION, REAL ESTATE COSTS, SETOFF
SECTION 3.1          Fees and Compensation, Special Setoff Rights.  In consideration of all of the Services to be provided by Royale hereunder, the Company agrees to pay to Royale, for each calendar month during the Term, an amount equal to $180,000 per month during the first twelve months of the Term and $150,000 per month thereafter. Amounts payable pursuant to the preceding sentence shall be due and payable on the thirtieth day following the completion of each calendar month during the Term. Notwithstanding anything to the contrary set forth in this Agreement and without relieving Royale from any obligation hereunder, the Company, at its election, may deduct from any amounts owing Royale all costs and expenses incurred by the Company for the preparation and delivery of the Audited Financial Statements and the Reserve Report, and any other document, report or certification required of the Company as a result of Royale’s status as a company with equity securities registered under the Exchange Act, and 25% of the monthly payment due and owing by the Company pursuant to the Employment Agreement or otherwise payable to the Chief Executive Officer of the Company (if such payment is not directly paid by Royale to the Chief Executive Officer. Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder or otherwise, the Company shall have the right, but not the obligation, from time to time to set off against any amounts due and owing under this Agreement to Royale any amounts owed at such time by Royale or any of its Affiliates to the Company or CIC pursuant to this Agreement or any other agreement to which Royale or its Affiliates is a party.
SECTION 3.2          Office Rental and Other Real Estate Expenses.  Royale shall be responsible for all Operations Real Estate Costs other than the Retained Office Rent and shall pay such costs directly or, at the Company’s election, to the Company upon invoice therefor or as a set off under Section 3.1 above.  At the Company’s request, Royale shall take such steps as are commercially reasonable to assume any leases, contracts or other agreements and any associated liabilities, (and relieve the Company of any liabilities associated therewith) relating to or arising from the Operations Real Estate Costs other than the Retained Office Rent.  This Section 3.2 shall survive the termination of this Agreement.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES
SECTION 4.1          Representations and Warranties of Royale.  Royale represents and warrants to and agrees with the Company as follows:
(a)          Organization.  Royale is a corporation duly organized and validly existing under the Laws of the State of Delaware and is or will be qualified to conduct business in each jurisdiction in which such qualification is necessary to perform its obligations hereunder.
(b)          Authority; Enforceability.  Royale has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  The Agreement has been duly executed and delivered by Royale and constitutes a valid and binding obligation of Royale, enforceable in accordance with its terms.
(c)          No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Royale with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Certificate of Incorporation and Bylaws, each as amended, of Royale or any other material agreement, instrument, writ, order, judgment or decree to which Royale is a party or is subject or by which it is bound.
(d)          No Defaults or Claims.  Except as disclosed on Schedule 4.1, Royale is not in default under any applicable Laws or under any order of any Governmental Authority and there are no Claims or Proceedings, pending or threatened, against Royale at law or in equity, or before or by any Governmental Authority.  Royale has not received notice of any Claim or Proceeding, whether pending or threatened, which could reasonably be expected to be material to Royale or to affect in any material respect the performance of its obligations hereunder.  There is no Claim or Proceeding, administrative or judicial that is pending or, to the knowledge of Royale, threatened, which seeks to restrain or seeks damages in connection with the consummation of the transactions contemplated herein.
(e)          Personnel.  Royale has, and at all times during the term of this Agreement shall have in its employ or available to it, personnel sufficient for it to perform the Services and fulfill its other duties and obligations hereunder.

SECTION 4.2          Representations and Warranties of the Company.  The Company represents and warrants to Royale as follows:
(a)          Organization.  The Company is a limited liability company duly organized and constituted and existing under the Laws of the State of Delaware and is or will be qualified to conduct business in each jurisdiction in which such qualification is necessary to perform its obligations hereunder.
(b)          Authority; Enforceability.  The Company has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  The Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company in accordance with its terms.
(c)          No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Certificate of Formation or the Company Agreement, or any other material agreement, instrument, writ, order, judgment or decree to which the Company is a party or is subject or by which it is bound.
(d)          No Defaults or Claims.  The Company is not in default under any applicable Laws or under any order of any Governmental Authority and there are no Claims or Proceedings, pending or threatened, against the Company at law or in equity, or before or by any Governmental Authority.  The Company has not received notice of any Claim or Proceeding, whether pending or threatened, which could reasonably be expected to be material to the Company or to affect in any material respect the performance of its obligations hereunder.  There is no Claim or Proceeding, administrative or judicial that is pending or, to the knowledge of the Company, threatened, which seeks to restrain or seeks damages in connection with the consummation of the transactions contemplated herein.
ARTICLE V
 INDEMNIFICATION
SECTION 5.1          Indemnification by Royale.  Royale hereby agrees to defend, indemnify and hold harmless the Company and its members, officers, managers or members of the Board, partners, employees, agents and Affiliates (collectively, the “Company Indemnitees”) from any and all threatened or actual Claims (including, for purposes of this Article V, all costs and expenses of any nature, including attorneys’ fees and court costs) or Proceedings asserted or brought against, and all losses, damages and liabilities (whether or not asserted by a third party) sustained or incurred by, the Company Indemnitees arising from or based, to the extent so arising or based, upon (i) a breach of this Agreement by Royale, (ii) any conduct on the part of Royale in connection with the performance of the Services that constitutes gross negligence, fraud or willful misconduct, (iii) any actions taken by Royale that are in contravention of the terms of the Company Agreement or (iv) any business activities of Royale not relating to the Services pursuant to the terms hereof or any activities of Royale that violate any non-competition, non-disclosure or other similar covenant or agreement with a third party.  Royale likewise hereby agrees to defend, indemnify and hold harmless the Company Indemnitees from any and all

Claims arising from the employment relationship between Royale and any of its officers or employees.
SECTION 5.2          Indemnification by the Company.  The Company hereby agrees to defend, indemnify and hold harmless Royale and its stockholders, officers, directors, employees, agents and Affiliates (collectively, the “Royale Indemnitees”) from any and all threatened or actual Claims or Proceedings asserted or brought against, and all losses, damages and liabilities (whether or not asserted by a third party) sustained or incurred by, the Royale Indemnitees arising from or based upon, to the extent so arising or based, a breach of this Agreement by the Company (other than a breach caused by any conduct or action of Royale) and other than any Claim or Proceeding for which Royale has indemnified the Company.
SECTION 5.3          Indemnification Procedures.  The following procedures shall be applicable with respect to the indemnification obligations of a party hereunder in respect of any Claims, asserted or brought by any third parties, including any present or former employees of any party.
(a)          Promptly after receipt by the party or other Person seeking indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of Section 5.1 or Section 5.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is to be sought hereunder (the “Indemnitor”); provided, however, that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its indemnification obligations hereunder, unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to the Indemnitor’s defense of such Claim.  In the case of any such Claim brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof at its own cost and expense, with counsel reasonably satisfactory to the Indemnitee, by giving the Indemnitee written notice of its election to do so within 30 days after receipt of the notice provided for in this paragraph (a); provided, however, that the Indemnitor shall not be entitled to assume the defense if the Indemnitee shall have been advised by its counsel that there are one or more legal defenses available to it that are in addition to or in conflict with those available to the Indemnitor.  If the Indemnitor assumes the defense of any such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, unless such settlement does not require any payment or other action on the part of the Indemnitee and includes an unconditional release of the Indemnitee from all liability arising out of such Claim.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 5.3, the Indemnitee shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitee) shall be for the account of the Indemnitee.
(b)          If the Indemnitor shall fail to notify the Indemnitee of its election to assume the defense of any such Claim within the prescribed period of time, or shall not be entitled to assume the defense of any such Claim, then the Indemnitee shall control and conduct the defense of any such Claim, at the cost and expense of the Indemnitor, in which event it may do so in such manner as it may deem appropriate; provided, however, that the Indemnitee shall not settle any Claim which would give rise to liability on the part of the Indemnitor under this Article V without the prior written consent of the Indemnitor, which shall not be unreasonably withheld. The Indemnitor shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitor) shall be for the account of the Indemnitor.
ARTICLE VI
 CONFIDENTIALITY
Royale shall maintain the confidentiality of all Confidential Information in accordance with the terms of the Company Agreement as fully and to the same extent as if such terms were set forth herein.  Royale acknowledges that any Confidential Information furnished to it is for the sole and exclusive purpose of enabling it to perform the Services, and the Confidential Information may not be used by it for any purpose other than as described in the Company Agreement.  The provisions of this Article VI shall survive the termination of this Agreement.
ARTICLE VII
 TERM AND TERMINATION
SECTION 7.1          Term; Termination.  The term of this Agreement (the “Term”) will commence on the date hereof and will end on the earlier of (i) the completion of the final liquidation of the Company in accordance with Company Agreement and the provisions of applicable Law or (ii) notice from the Company to Royale at any time after the occurrence of a Termination Event.
SECTION 7.2          Effect of Termination.  Upon termination of this Agreement, neither party shall have any further obligations hereunder except for obligations accruing prior to the date of termination, including (i) obligations or liabilities of a party arising from any breach occurring prior to termination and (ii) obligations or covenants set forth herein that are expressly made to extend beyond the Term, which provisions shall survive the expiration or termination of this Agreement.  Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Royale shall for a period of up to 30 days after the effective date of termination provide all reasonable assistance requested by the Board to transition the management of the Company from Royale and, to the extent that it is the operator of record of any of the oil and gas properties of the Company, Royale shall upon request by the Board relinquish its role as operator of record to such Person as shall be specified by the Board if this Agreement is terminated by the them as a result of a Termination Event or for any other reason.
ARTICLE VIII
 AUDIT RIGHTS
The Company shall have the right, at its sole cost and expense, at any reasonable time during the Term and at reasonable intervals, to audit, examine and make copies of or extracts from any of the books and records of Royale relating to the performance of the Services and, to the extent necessary to verify the performance by Royale of its obligations under this Agreement, any other books and records of Royale (the “Audit Right”); provided, however that the Company shall, and shall cause its agents to, hold any identified confidential, proprietary or privileged information of Royale reviewed in any such audit in confidence and shall refrain from disclosure thereof except as may be required by applicable law or process or law or as necessary to enforce this Agreement.  The Company may exercise the Audit Right through such auditors as the Company may determine in its sole discretion.  The Company (i) may exercise the Audit Right only upon reasonable notice to Royale and (ii) must use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Royale.
ARTICLE IX
 MISCELLANEOUS PROVISIONS
SECTION 9.1          Notices.  All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by Electronic Transmission.  All notices and other communications that are addressed as provided in or pursuant to this Section 9.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by Electronic Transmission, upon transmission and receipt thereof.  Notices shall be delivered to the parties at the addresses set forth below:
if to the Company:
RMX Resources, LLC
3789 Maple Avenue, Ste. 400
Dallas, Texas  75219
Attention:  Jonathan Gregory, CEO
Fax:  214-880-4491
With a copy to:
RMX Resources, LLC
459 West Roay  75219
La Habra Heights, California
Fax:
Attention:  Jonathan Gregory, CEO

if to Royale:
Royale Energy, Inc.
1870 Cordell Ct., Ste 210
El Cajon, CA.  92020
Attention: Stephen Hosmer, CFO
Fax:  619-383-6699

Any party may from time to time change its address or designee for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.
SECTION 9.2          Relationship of the Parties.  In performing the Services hereunder, Royale shall have the status of an independent contractor.  Employees or other persons whose services are made available by Royale hereunder shall be solely employees or agents of Royale, and shall be under the sole and exclusive direction and control of Royale for all purposes.
SECTION 9.3          Amendment; Waivers.  This Agreement may be amended only by a written instrument duly executed and delivered by (i) Royale and (ii) CIC.  Compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same (which instrument shall, in the case of a waiver by the Company, be approved by CIC).  No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.
SECTION 9.4          Parties in Interest; Assignment.  This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and, in the case of Article V, any Persons entitled to indemnification under the terms of Article V and their respective successors, assigns and legal representatives.  Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto.
SECTION 9.5          No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and the Persons who are entitled to indemnification under the terms of Article V, any legal or equitable right, remedy or Claim under or in respect of this Agreement or any provision contained herein.
SECTION 9.6          Severability.  In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all other terms and provisions of this Agreement shall not be affected.
SECTION 9.7          Rules of Construction.  The Article and Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Agreement.  In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require.  All references herein to dollar amounts are in United States dollars.  The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement generally and not to any one Article or Section of this Agreement, unless the context otherwise requires, and the terms “include,” “including” or similar derivations are without limitation.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it shall be of no application and is hereby expressly waived.
SECTION 9.8          Entire Agreement.  This Agreement, the Company Agreement and other documents referred to herein and therein constitute the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and thereby and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.
SECTION 9.9          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to any principles of conflicts of laws that would require the application of the Laws of any other jurisdiction.
SECTION 9.10          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms thereof.  Accordingly, the parties agree that each of them shall be entitled to injunctive relief to prevent breaches of the terms and provisions of this Agreement and to obtain specific performance of such terms, in addition to any other remedy now or hereafter available at law or in equity or otherwise.
SECTION 9.11          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by Electronic Transmission of a facsimile thereof (including a “.pdf” format data file), such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile were an original signature.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
COMPANY:
RMX RESOURCES, LLC
By:
Name:
Title:
ROYALE:
ROYALE ENERGY, INC.
By:
Name:
Title:

Signature Page to Master Services Agreement

Schedule 4.1

1.
On February 28, 2018, Royale entered into a settlement agreement with Joe Paquette in which Royale agreed to pay $1,900,000 to settle a claim made by Paquette for repayment of an outstanding obligation on a promissory note.  The settlement amount is unpaid and is expected to be paid from the proceeds of the contribution being made by CIC.

2.
By letter dated March 15, 2018, attorneys for Baker Hughes Oilfield Operations LLC made written demand on Matrix Oil Corporation, a subsidiary of the Company, for payment of $483,929.82 (including interest of $11,139.75) for unpaid oilfield services.

3.
During 2011 and 2012, special interest groups had filed three cases to oppose the Matrix Whittier Main Drilling Project by filing against the City of Whittier and Los Angeles County related to the issuance of the Company’s development permit (Conditional Use Permit issued by the City of Whittier) for the Whittier Main Drilling Project. During 2012 and 2013 the cases were resolved via settlement. There are three settlement agreements, a master settlement among all parties, a confidential attorneys’ fees settlement agreement and a final settlement between the petitioners and the City of Whittier and Los Angeles County. Currently, appeal proceedings are in process regarding the settlements.  Currently, the Company’s development plans for the Whittier Main are on hold until the Company and the City of Whittier agree upon a new lease.